Exhibit 10.7

STRATEGIC COOPERATION AGREEMENT

This Strategic Cooperation Agreement (this “SCA”) is entered into as of                       (the “Effective Date”), by and between Mapi Pharma Ltd., a company incorporated under the laws of the State of Israel, having a place of business at 16 Einstein St., Ness Ziona 74140, Israel (“Mapi”), and Zhejiang Jingxin Pharmaceutical Co., Ltd., a company incorporated under the laws of China, having a place of business at O.800, Xinchang Dadao East Road, Chengguan Town, Xinchang County, Zhejiang, China (“Jingxin”). Mapi and Jingxin are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Mapi has certain intellectual property rights, know-how and technical data, in the field of pharma and life sciences;

WHEREAS, Jingxin wish Mapi to grant it with certain rights to market and sale certain of Mapi’s products within the territory of the People’s Republic of China (the “Territory”). Such products include all Mapi’s products except the excluded products. The excluded products are the GA Depot and Mapi’s products that Mapi has, at such time, already granted any rights with respect thereto to a third party with respect to the Territory. The certain rights include priority and exclusivityas further detailed below; and

WHEREAS, upon and subject to the Closing (as defined therein) of a certain subscription agreement by and between the Parties (the “Agreement”), dated the date hereof, the Parties have agreed that they will negotiate in good faith, the terms upon which Mapi will agree to grant Jingxin the rights to develop and commercialize certain products of Mapi within the Territory, subject to the exceptions and terms of conditions set forth in the Agreement;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Condition Precedent; Cooperation Agreement.

1.1.
Subject to and conditioned upon the Closing of the Agreement (as defined therein) pursuant to which Jingxin shall invest US$10 million in Mapi for approximately 925,900 ordinary shares of Mapi’s at a price per share not higher than US$10.8, and within one hundred and twenty (120) days from the Closing Date of the Agreement (as defined therein), the Parties will commence good faith negotiation on a Cooperation Agreement (the “Cooperation Agreement”), details of which are described in the Agreement, and will be further negotiated and concluded by the Parties.

1.2.
The Cooperation Agreement shall include payments to be made with respect to each Mapi’s product covered therein, including but not limited to, license fees, milestone fees and royalties as shall be agreed by the Parties.

1.3.
The Cooperation Agreement shall further include a diligence, non-compete (with respect to the products covered and the Territory), reporting and auditing provisions as well as additional standard provisions included in this type of agreements.

1.4.
After this SCA takes effect, both Parties should create conditions for the signature of cooperation agreement by positive efforts. Any Party violates this SCA and caused the other Party loss, should assume liability to pay compensation.

1.5.
In the event that the Parties fail to execute an agreed Cooperation Agreement within six (6) months from Closing Date of the Agreement, Mapi shall be free to negotiate a Cooperation Agreement or any similar agreement with any third party.

1.6.
This SCA shall take effect after it is signed and sealed by the Parties, and have the approvals from Jingxin’s board meeting and the general shareholders' meeting and Mapi's board of directors. If Jingxin’s general shareholders' meeting disapprove this SCA or if Mapi's board of directors disapprove this SCA, the SCA shall not take effect and both Parties do not assume liability for breach of contract.

2.	Representations and Warranties of Jingxin.

As part of the Agreement, Jingxin will provided Mapi with some standard representations as mutually agreed by the Parties.

3.	Confidentiality.

3.1.
Each Party (“Receiving Party”) acknowledges that in connection with the performance of this SCA, it will receive or have access to certain non-public, confidential and/or proprietary information of the other Party (“Disclosing Party”), including without limitation, confidential trade secrets and other information related to the Products, services, data, know-how, inventions, intellectual property, customers or business of the other Party, whether written or oral, and any such other information that, regardless of the manner in which it is furnished and given the totality of the circumstances, a reasonable person or entity should have reason to believe is proprietary, confidential, or competitively sensitive (“Confidential Information”), and irrespective of whether such information was disclosed prior to the Effective Date or thereafter.

3.2.
Receiving Party agrees to maintain the confidentiality of the Confidential Information at the same level of care that it maintains its own confidential information, and not less than a reasonable level of care, and agrees neither to use such information (except for the purposes permitted herein) nor to disclose it to any third party or to any of its employees or contractors who do not have a need to know such information in order to perform their obligations under this SCA, or which are not bound by a written instrument to maintain the confidentiality and non-use of the Confidential Information in similar manner as provided by this SCA. Receiving Party shall remain responsible for its employees’ and contractors' compliance with the Confidential Information non-use and non-disclosure obligations hereunder. Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the Receiving Party, or is rightfully acquired from a third party who is not in breach of an agreement to keep such information confidential. Notwithstanding the aforesaid, the Receiving Party shall be entitled to disclose Confidential Information to the extent it is required to do so pursuant to applicable laws, rules, regulations or stock market rules, and shall provide a notice of such expected disclosure to the Disclosing Party, to enable the Disclosing Party to seek legal remedy. Neither Party shall disclose to the other Party third parties’ information of confidential nature or make any unauthorized use of third party’s information. Upon termination or expiration of this SCA or the Agreement, the Receiving Party shall return to the Disclosing Party or lawfully destroy all Confidential Information of the Disclosing Party, without maintaining any copies thereof, except, to the extent required for regulatory purposes and for such purposes only, one copy of such relevant Confidential Information.

3.3.
It is hereby acknowledged and agreed by Jingxin that Mapi shall have the right to disclose this SCA or the Agreement and their terms and conditions without Jingxin prior approval, in connection with its initial public offering or in connection to disclosure required by a third party in a due diligence process, or by the laws of any jurisdiction to which Mapi is subject to, including any applicable securities law or in connection with any filing with, or requirement of any governmental entity or securities exchange of competent jurisdiction.

3.4.
It is hereby acknowledged and agreed by Mapi that Jingxin shall have the right to disclose this SCA, the Agreement or the Cooperative Agreement and their terms and conditions without Mapi prior approval, in connection to disclosure required by laws and regulations of China Securities Regulatory Commission and Shenzhen Stock Exchange.

4.	Liability

4.1.	MAPI PROVIDES NO WARRANTY OR REPRESENTATION AS TO ANY OF ITS PRODUCTS, ITS PERFORMANCE OR AS TO THE CONTEMPLATED INITIAL PUBLIC OFFERING.

4.2.
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING OUT OF OR RELATING TO THIS SCA OR THE AGREEMENT OR PERFORMANCE BY SUCH PARTY UNDER THIS SCA OR THE AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.	Miscellaneous.

5.1.
This SCA shall be governed by and construed in accordance with the laws of Singapore, without regard to the application of principles of conflicts of law. The Parties hereby consent to personal jurisdiction in Singapore and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought exclusively in the competent courts located in Singapore.

5.2.
The Parties are independent contractors and no other relationship, including partnership, joint venture, or employment, is intended by this Agreement.  Neither Party shall have the right to make any representations or grant any warranties on behalf of the other Party or with respect to the other Party’s products and/or services or to otherwise bind or obligate the other Party.

5.3.
The Agreement (including its exhibits and related documents) will be considered as the sole agreement with respect to the subject matter hereof and except as expressly set forth in the Agreement, it shall supersede all other agreements and understandings between the Parties with respect to same, including this SCA. The SCA shall be executed in both English and Chinese languages, and in case of a conflict between the versions the English version shall prevail.

5.4.
Unless otherwise specifically provided, all notices required or permitted by this SCA shall be in writing and may be delivered personally, or may be sent by electronic mail, facsimile or certified mail, return receipt requested, to the Parties’ respective addresses as set forth in the heading of this Agreement, unless the Parties are subsequently notified of any change of address in accordance with this subsection. Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by electronic mail or facsimile, receipt confirmed, one business day after transmission or dispatch; (iii) by airmail, 7 business days after delivery to the postal authorities by the Party serving notice.

5.5.
This SCA may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by both Parties (in the event of amendment, cancellation or modification) or, by each one of the Parties in the case of waiver (by the Party waiving compliance). The delay or failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this SCA, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

5.6.
This SCA may not be assigned by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this SCA and the rights, obligations and interests of such Party, in whole or in part, to any purchaser of all or substantially all of its assets to which the subject matter of this SCA relates, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

5.7.
Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party (except with respect to payment obligations), including without limitation, regulatory delay, fire, explosion, flood, war, strike, or riot, provided that the non-performing Party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

5.8.
This SCA may be executed in any number of counterparts and by facsimile, by email, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures to this SCA transmitted by facsimile, by email in “portable document format” (Pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

IN WITNESS WHEREOF, the Parties have caused this SCA to be executed by their duly authorized representatives as of the date first written above.

Mapi Pharma Ltd. By: /s/ Ehud Marom Name: Ehud Marom Title: Chief Executive Officer	Jingxin Laboratories Ltd. By: /s/ (seal and signature)